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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2003

STRESSGEN BIOTECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Yukon (State or other jurisdiction of incorporation)	333-12570 (Commission File Number)	77-0123732 (IRS Employer Identification No.)
350-4243 Glanford Avenue, Victoria, British Columbia Parent of Stressgen Biotechnologies, Inc.	V8Z 4B9
10241 Wateridge Circle, Suite C200 San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code:	(250) 744-2811 (858) 202-4900

Item 9. Regulation FD Disclosure

        On June 10, 2003 Stressgen Biotechnologies Corporation ("Stressgen") announced that results from its Phase II trial with HspE7 showed a statistically significant reduction in the number of surgeries for the seriously debilitating and sometimes life-threatening condition of pediatric recurrent respiratory papillomatosis ("RRP"). Top line data from the trial involved the interval between surgeries following treatment with Stressgen's compound, HspE7, compared to the pretreatment surgical interval, the primary endpoint of the trial. In the study population as a whole, there was a mean increase of 78.6 percent in the interval between surgeries (p=0.015) following treatment with HspE7 compared to the pretreatment surgical interval, resulting in fewer surgeries for these patients. The data was examined once the first post-treatment surgical interval could be evaluated for the 27 patients in the trial. Longer term follow-up will continue to 60 weeks beyond the initiation of treatment with HspE7.

        Stressgen noted that it would likely delay the start of the pivotal Phase III RRP study until the second half of 2004 so that it could use pilot final commercial grade material made at Roche Basel in the study to facilitate the regulatory route towards submission and approval. Under the original development plan and with the funds available, Stressgen planned to start pivotal Phase III RRP studies with an intermediate process B material. The intent was to have two bridges—A (current material) to B (intermediate material) for RRP trial, and finally C (final commercial grade material) made at Roche Basel.    The speed and efficiency of the Roche manufacturing group has resulted in a decision to utilize process C material for the RRP Phase III study. Although this decision will likely delay the start of the RRP study until the second half of 2004, this strategy significantly reduces the risks associated with the regulatory plan and allows for a single bridging approach from material A to pilot scale material C, rather than two bridges from A to B and B to C, and will provide a stronger, less complicated regulatory route towards submission and approval of a Biological License Application with the U.S. Food and Drug Administration for RRP and genital warts.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRESSGEN BIOTECHNOLOGIES CORPORATION
Date: June 10, 2003	By:	/s/ DONALD D. TARTRE Vice President and Chief Financial Officer

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SIGNATURES